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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Arkansas Best Corporation for the registration of common stock, preferred stock, debt securities, guarantees of debt securities, depositary shares and common stock warrants and to the incorporation by reference therein of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of Arkansas Best Corporation, and the effectiveness of internal control over financial reporting of Arkansas Best Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas
July 8, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm